Exhibit 99.1

Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY AND ANNUAL FINANCIAL RESULTS

AND EFFECT OF STRATEGIC INITIATIVES

TOMS RIVER, NEW JERSEY, January 23, 2014…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that, as a result of the planned series of strategic initiatives disclosed in the third quarter earnings release, diluted earnings per share amounted to $0.11 for the quarter ended December 31, 2013, as compared to $0.23 for the corresponding prior year period. For the year ended December 31, 2013, diluted earnings per share amounted to $0.95, as compared to $1.12 for the prior year.

Diluted earnings per share for the quarter and the year ended December 31, 2013 were adversely impacted by $0.19 per diluted share due to the previously announced strategic initiatives relating to the prepayment of $159.0 million of Federal Home Loan Bank (“FHLB”) advances, at a cost of $4.3 million, and the consolidation of two branches into newer, in-market facilities, at a cost of $579,000.

Highlights for the quarter included:

•	Commercial loans outstanding increased $26.4 million, an annualized growth rate of 18.8%, the second consecutive quarter of double digit growth.

•	The net interest margin increased to 3.38%, as compared to 3.20% in the linked quarter, largely the result of the prepayment of higher-cost FHLB borrowings and growth in higher-yielding commercial loans which replaced maturing securities.

•	Tangible common equity remains strong at a ratio of 9.53%.

The Company also announced that the Board of Directors declared its sixty-eighth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2013 of $0.12 per share will be paid on February 14, 2014 to shareholders of record on February 3, 2014.

Chairman and CEO John R. Garbarino observed “the second consecutive quarter of strong commercial loan growth and the restructuring of our FHLB advance book bolstered the net interest margin. Strategically, we continue to build our team of proven income producers in several areas, with these expenses largely offset by future savings from the consolidation of two branches into newer, in-market facilities. With strong commercial, and residential construction, loan pipelines at year-end and our high performing team of revenue producers in place, we are excited about our prospects for revenue growth in 2014.”

Strategic Initiatives

As previously announced in the third quarter earnings release, the Company implemented two strategic initiatives during the fourth quarter. A total of $159.0 million of FHLB advances with a weighted average cost of 2.31% and a weighted average term to maturity of 16 months were prepaid with the Company incurring a prepayment fee of $4.3 million. The prepayment was initially funded by short-term advances, which the Company plans to replace over the next year with deposit growth and longer-term advances. This restructuring had an immediate beneficial effect on net interest income and margin in the current period. It will also improve the margin and net interest income in future periods, and as the borrowing maturities are fully extended, it will reduce the Company’s sensitivity to future interest rate increases.

The Bank also performed a strategic review of branch expenses and decided to consolidate two branches into existing newer, in-market facilities. The consolidation was completed in the fourth quarter and resulted in a non-recurring charge of $579,000. The Company expects to benefit through an estimated $797,000 reduction in annual operating expenses, net of estimated lost revenue, which will partly offset the required investment to grow revenues in commercial lending, trust and asset management, and Bankcard services.

Results of Operations

Net income for the three months ended December 31, 2013 was $1.9 million, or $0.11 per diluted share, as compared to net income of $4.0 million, or $0.23 per diluted share for the corresponding prior year period. For the year ended December 31, 2013, net income totaled $16.3 million, or $0.95 per diluted share, as compared to net income of $20.0 million, or $1.12 per diluted share, for the prior year. Net income for the quarter and year ended December 31, 2013 was adversely impacted by the non-recurring expenses relating to the prepayment of FHLB advances and the consolidation of two branches. The net, after tax amount of these two items reduced net income and diluted earnings per share for the quarter and the year ended December 31, 2013 by $3.1 million and $0.19, respectively.

Net income for the quarter and the year ended December 31, 2012 was adversely impacted by an additional loan loss provision of $1.8 million, or $1.1 million, net of tax benefit, relating to superstorm Sandy, which caused substantial disruption to the Bank’s market area on October 29, 2012. Additionally, net income for the year ended December 31, 2012 was adversely impacted by $687,000, or $430,000, net of tax benefit, in net severance expense recognized in the third quarter of 2012. These items reduced diluted earnings per share by $0.06 and $0.09, respectively, for the quarter and year ended December 31, 2012.

Net interest income for the quarter ended December 31, 2013 increased to $18.3 million as compared to $18.0 million, in the same prior year period, reflecting a higher net interest margin partly offset by slightly lower interest-earning assets. The net interest margin increased to 3.38% for the quarter ended December 31, 2013 from 3.29% in the same prior year period. Net interest income for the year ended December 31, 2013 decreased to $70.5 million, as compared to $73.5 million in the same prior year period, reflecting a lower net interest margin and lower interest-earning assets. For both the quarter and the year ended December 31, 2013, high loan refinance volume earlier in the year caused yields on loans and mortgage-backed securities to trend downward. The yield on average interest-earning assets decreased to 3.70% and 3.68%, respectively, for the quarter and the year ended December 31, 2013, as compared to 3.87% and 4.02%, respectively, for the same prior year periods. The cost of average interest-bearing liabilities decreased to 0.37% and 0.52%, respectively, for the quarter and year ended December 31, 2013, as compared to 0.67% and 0.75%, respectively, in the same prior year periods. Average interest-earning assets decreased $28.9 million and $2.8 million, respectively, for the quarter and year ended December 31, 2013, as compared to the same prior year periods. The decreases were due to reductions in average loans receivable of $10.3 million and $33.2 million, respectively, and interest-earning deposits of $36.1 million and $7.6 million, respectively, for the quarter and year ended December 31, 2013, partly offset by increases in average securities of $19.9 million and $39.0 million, respectively. The decline in interest-earning assets was balanced by decreases in average interest-bearing deposits and borrowed funds, partly offset by increases in average non-interest-bearing deposits.

For the quarter and year ended December 31, 2013, the provision for loan losses was $200,000 and $2.8 million, respectively, as compared to $3.1 million and $7.9 million, respectively, for the corresponding prior year periods. The amounts for the quarter and the year ended December 31, 2012 include a provision of $1.8 million directly related to superstorm Sandy. Over the past year, the Bank’s actual loan loss experience relating to superstorm Sandy has been better than expected, as non-performing loans at December 31, 2013 include only a total of $3.1 million in loans adversely impacted by Sandy with an expected loss of $416,000. In evaluating the Allowance for Loan Losses, the Company also considered the adverse impact of recent changes to flood insurance premiums in the Bank’s market area, and the growth in both commercial loans and residential construction loans. An additional positive effect was recognized from improvements in the local economy and reductions of $724,000 and $3.2 million, respectively, in net charge-offs as compared to the same prior year periods. Although non-performing loans increased $2.0 million at December 31, 2013, as compared to December 31, 2012, excluding loans impacted by superstorm Sandy, non-performing loans decreased $1.1 million.

For the quarter and year ended December 31, 2013, other income decreased to $4.3 million and $17.0 million, as compared to $4.5 million and $18.2 million in the same prior year periods. The decrease in other income was primarily caused by the net gain on sales of loans decreasing by $545,000 and $2.8 million for the quarter and year ended December 31, 2013, respectively, as compared to the same prior year periods. For the quarter and year ended December 31, 2013, Bankcard services revenue increased $46,000 and $484,000, respectively, and trust and asset management revenue increased $169,000 and $662,000, respectively, as compared to the same prior year periods. The increase in trust and asset management revenue was partly due to an increase in assets under administration to $216.1 million at December 31, 2013 from $172.9 million at December 31, 2012. For the quarter and year ended December 31, 2013, the net gain on the sale of loans decreased to $287,000 and $1.2 million, respectively, as compared to $832,000 and $4.0 million, respectively, in the same prior year periods due to decreased mortgage loan demand as a result of increased market rates for longer-term mortgage products and due to the reclassification of reverse mortgage income into fees and service charges. Additionally, the net gain on the sale of loans for the year ended December 31, 2013 was adversely impacted by an addition of $975,000 to the reserve for repurchased loans as compared to an addition of $750,000 in the same prior year period. For the three months ended December 31, 2013, there was no provision for repurchased loans as compared to $400,000 in the same prior year period. (Refer to discussion in Asset Quality section regarding the reserve for repurchased loans.) Effective January 1, 2013, income from the origination of reverse mortgage loans is classified as part of fees and service charges as compared to inclusion in the net gain on the sale of loans in prior periods as the Bank no longer closes these loans in its name. The amount of reverse mortgage fees included in fees and service charges for the quarter and year ended December 31, 2013 was $183,000 and $714,000, respectively. The results from other real estate operations declined $97,000 and $151,000, respectively, for the quarter and year ended December 31, 2013, as compared to the same prior year periods. Finally, for the year ended December 31, 2013, the net gain on sales of investment securities available for sale decreased to $46,000 from $226,000 in the same prior year period.

Operating expenses amounted to $19.6 million and $59.8 million, respectively, for the quarter and year ended December 31, 2013, as compared to $13.2 million and $52.9 million, respectively, in the same prior year periods. The increases were primarily due to the expenses associated with the FHLB advance prepayment fee and the branch consolidations, totaling $4.8 million. Compensation and employee benefits expense increased $1.1 million for the quarter ended December 31, 2013, as compared to the same prior year period. For the year ended December 31, 2013, compensation and employee benefits expense, net of the non-recurring severance expense of $687,000 included in the total for the year ended December 31, 2012, increased $1.8 million, as compared to the same prior year period. The increases were primarily due to the opening of the Red Bank Financial Solutions Center and personnel additions in the second half of the year in revenue producing areas and related recruiting costs.

The provision for income taxes was $784,000 and $8.6 million, respectively, for the quarter and year ended December 31, 2013, as compared to $2.1 million and $10.9 million for the same prior year periods. The effective tax rate was 28.8% and 34.5% for the quarter and year ended December 31, 2013, as compared to 34.5% and 35.3%, respectively, in the same prior year periods.

Financial Condition

Total assets decreased by $19.5 million to $2,249.7 million at December 31, 2013, from $2,269.2 million at December 31, 2012. Securities, in the aggregate, decreased by $8.0 million, to $539.4 million at December 31, 2013, as compared to $547.5 million at December 31, 2012.

During the period, the Company reclassified $536.0 million of securities available-for-sale to securities held-to-maturity as the Company has the intent and ability to hold these securities until maturity. Loans receivable, net, increased by $18.3 million, to $1,541.5 million at December 31, 2013 from $1,523.2 million at December 31, 2012, primarily due to growth in commercial lending of $56.4 million during this period and in residential construction loans, net of loans in process, which increased $12.7 million as homeowners rebuild from superstorm Sandy. This growth was partly offset by a decrease in one-to-four family mortgage loans due to prepayments and the sale of most newly originated 30-year fixed-rate one-to-four family loans.

Deposits increased by $27.1 million, to $1,746.8 million at December 31, 2013, from $1,719.7 million at December 31, 2012 with core deposits, (i.e. all deposits excluding time deposits) growing by $35.4 million. Securities sold under agreements to repurchase with retail customers increased by $7.5 million, to $68.3 million at December 31, 2013, from $60.8 million at December 31, 2012 and Federal Home Loan Bank advances decreased $50.0 million, to $175.0 million at December 31, 2013, from $225.0 million at December 31, 2012. Stockholders’ equity decreased to $214.4 million at December 31, 2013, as compared to $219.8 million at December 31, 2012. Net income for the period was offset by an increase in accumulated other comprehensive loss of $6.7 million due to the recent rise in interest rates, the repurchase of 533,018 shares of common stock for $8.1 million (average cost per share of $15.21) and the cash dividend on common stock. The reclassification of most available-for-sale securities to held-to-maturity during the third quarter will reduce the risk of future reductions to stockholders’ equity that could result in the event of additional increases in interest rates. There were no shares repurchased in the fourth quarter of 2013 and at December 31, 2013, 301,766 shares were available for repurchase under the stock repurchase program adopted in the fourth quarter of 2012. Tangible stockholders’ equity per common share was $12.33 at December 31, 2013, as compared to $12.28 at December 31, 2012, benefitting from the reduction in shares outstanding.

Asset Quality

The Company’s non-performing loans totaled $45.4 million at December 31, 2013, a $2.0 million increase from $43.4 million at December 31, 2012. Included in non-performing loans at December 31, 2013 were $3.1 million in loans which remain adversely impacted by superstorm Sandy. Added to non-performing loans in the fourth quarter of 2013 were two seasoned loans to a single commercial borrower totaling $6.2 million which are well secured by commercial real estate. This loan relationship was previously classified and closely monitored. Net loan charge-offs decreased to $2.4 million for the year ended December 31, 2013, as compared to $5.6 million for the corresponding prior year period.

The reserve for repurchased loans and loss sharing obligations, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.5 million at December 31, 2013, a $265,000 increase from December 31, 2012. The increase was due to mostly first quarter activity relating to an additional provision for loans sold to the Federal Home Loan Bank, incurred losses relating to the FHLB loan sales, a comprehensive settlement with one investor relating to existing and anticipated loan repurchase requests, and recoveries of previously charged-off amounts. At December 31, 2013, there were 5 outstanding loan repurchase requests which the Company is disputing on loans with a total principal balance of $1.2 million, as compared to 12 outstanding loan repurchase requests with a principal balance of $3.6 million at December 31, 2012.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, May 8, 2014 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 11, 2014.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 24, 2014 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 317-6016. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10038694 from one hour after the end of the call until May 26, 2014. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

* * *

OceanFirst Financial Corp.‘s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.2 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.‘s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$33,958	$62,544
Securities available-for-sale, at estimated fair value	43,836	547,450
Securities held-to-maturity, net (estimated fair value of $495,082 at December 31, 2013)	495,599	—
Federal Home Loan Bank of New York stock, at cost	14,518	17,061
Loans receivable, net	1,541,460	1,523,200
Mortgage loans held for sale	785	6,746
Interest and dividends receivable	5,380	5,976
Other real estate owned, net	4,345	3,210
Premises and equipment, net	23,684	22,233
Servicing asset	4,178	4,568
Bank Owned Life Insurance	54,571	53,167
Other assets	27,397	23,073

Total assets	$2,249,711	$2,269,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,746,763	$1,719,671
Securities sold under agreements to repurchase with retail customers	68,304	60,791
Federal Home Loan Bank advances	175,000	225,000
Other borrowings	27,500	27,500
Due to brokers	—	—
Advances by borrowers for taxes and insurance	6,471	7,386
Other liabilities	11,323	9,088

Total liabilities	2,035,361	2,049,436

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,387,049 and 17,894,929 shares outstanding at December 31, 2013 and December 31, 2012, respectively	336	336
Additional paid-in capital	263,319	262,704
Retained earnings	206,201	198,109
Accumulated other comprehensive (loss) gain	(6,619)	49
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,616)	(3,904)
Treasury stock, 16,179,723 and 15,671,843 shares at December 31, 2013 and December 31, 2012, respectively	(245,271)	(237,502)
Common stock acquired by Deferred Compensation Plan	(665)	(647)
Deferred Compensation Plan Liability	665	647

Total stockholders’ equity	214,350	219,792

Total liabilities and stockholders’ equity	$2,249,711	$2,269,228

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2013	2012	2013	2012
	(unaudited)
Interest income:
Loans	$17,368	$18,526	$69,863	$76,168
Mortgage-backed securities	1,863	1,891	7,403	8,509
Investment securities and other	729	772	2,891	2,938

Total interest income	19,960	21,189	80,157	87,615

Interest expense:
Deposits	1,102	1,588	4,709	7,547
Borrowed funds	607	1,584	4,919	6,556

Total interest expense	1,709	3,172	9,628	14,103

Net interest income	18,251	18,017	70,529	73,512
Provision for loan losses	200	3,100	2,800	7,900

Net interest income after provision for loan losses	18,051	14,917	67,729	65,612

Other income:
Bankcard services revenue	909	863	3,584	3,100
Trust and asset management revenue	591	422	2,174	1,512
Fees and service charges	1,954	1,830	7,992	7,542
Loan servicing income	220	129	748	538
Net gain on sales of loans available for sale	287	832	1,163	3,968
Net gain on sales of investment securities available for sale	4	—	46	226
Net (loss) gain from other real estate operations	(49)	48	(161)	(10)
Income from Bank Owned Life Insurance	338	360	1,404	1,338
Other	29	8	49	12

Total other income	4,283	4,492	16,999	18,226

Operating expenses:
Compensation and employee benefits	7,747	6,632	28,762	27,610
Occupancy	1,458	1,177	5,562	5,074
Equipment	721	740	2,724	2,632
Marketing	490	401	1,632	1,633
Federal deposit insurance	543	526	2,141	2,113
Data processing	994	895	3,996	3,632
Check card processing	480	394	1,768	1,455
Professional fees	776	638	2,449	2,546
Other operating expense	1,558	1,841	5,907	6,196
Federal Home Loan Bank advance prepayment fee	4,265	—	4,265	—
Branch consolidation expense	579	—	579	—

Total operating expenses	19,611	13,244	59,785	52,891

Income before provision for income taxes	2,723	6,165	24,943	30,947
Provision for income taxes	784	2,124	8,613	10,927

Net income	$1,939	$4,041	$16,330	$20,020

Basic earnings per share	$0.12	$0.23	$0.96	$1.13

Diluted earnings per share	$0.11	$0.23	$0.95	$1.12

Average basic shares outstanding	16,855	17,412	17,071	17,730

Average diluted shares outstanding	17,056	17,451	17,157	17,829

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31,	At December 31,
	2013	2012
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.53%	9.69%
Common shares outstanding (in thousands)	17,387	17,895
Stockholders’ equity per common share	$12.33	$12.28
Tangible stockholders’ equity per common share	12.33	12.28
ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$28,213	$26,521
Commercial real estate	12,304	11,567
Consumer	4,328	4,540
Commercial	515	746

Total non-performing loans	45,360	43,374
OREO, net	4,345	3,210

Total non-performing assets	$49,705	$46,584

Delinquent loans 30 to 89 days	$9,147 (1)	$11,437 (1)

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$9,663	$18,160
Performing	21,456	17,733

Total troubled debt restructurings	$31,119	$35,893

Allowance for loan losses	$20,930	$20,510

Allowance for loan losses as a percent of total loans receivable	1.33%	1.32%
Allowance for loan losses as a percent of total non-performing loans	46.14	47.29
Non-performing loans as a percent of total loans receivable	2.88	2.80
Non-performing assets as a percent of total assets	2.21	2.05
TRUST and ASSET MANAGEMENT
Assets under administration	$216,144	$172,879

	For the three months ended			For the years ended
	December 31,			December 31,
	2013		2012	2013		2012
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.34%		0.70%	0.71%		0.87%
Return on average stockholders’ equity	3.64		7.36	7.51		9.15
Interest rate spread	3.33		3.20	3.16		3.27
Interest rate margin	3.38		3.29	3.24		3.37
Operating expenses to average assets	3.43		2.30	2.60		2.31
Efficiency ratio	87.03	(2)	58.84	68.30	(2)	57.65	(2)

(1)	Delinquent loans 30 to 89 days excluded $16.5 million at December 31, 2012, of loans impacted by superstorm Sandy for which the Bank had granted a temporary payment plan. Delinquent loans 30 to 89 days at December 31, 2013 includes $381,000 of loans impacted by superstorm Sandy.
(2)	Excluding non-recurring expenses for the FHLB advance prepayment fee and the branch consolidation expense, the efficiency ratio for the quarter and year ended December 31, 2013 would be 65.53% and 62.77%, respectively, and excluding the non-recurring severance expense for the year ended December 31, 2012, the efficiency ratio would be 56.91%.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE
		At December 31, 2013	At December 31, 2012
Real estate:
One-to-four family		$751,370	$809,705
Commercial real estate, multi-family and land		528,945	475,155
Residential construction		30,821	9,013
Consumer		200,683	198,143
Commercial and industrial		60,545	57,967

Total loans		1,572,364	1,549,983
Loans in process		(12,715)	(3,639)
Deferred origination costs, net		3,526	4,112
Allowance for loan losses		(20,930)	(20,510)

Total loans, net		1,542,245	1,529,946
Less: mortgage loans held for sale		785	6,746

Loans receivable, net		$1,541,460	$1,523,200

Mortgage loans serviced for others		$806,810	$840,900
Loan pipeline:	Average Yield
Commercial	4.39%	$58,992	$23,145
Construction/permanent	4.07%	9,955	2,860
One-to-four family	3.99%	18,827	43,464
Consumer	4.11%	5,496	4,593

		$93,270	$74,062

	For the three months ended December 31,		For the years ended December 31,
	2013	2012	2013	2012
Loan originations:
Commercial	$53,700	$19,375	$150,916	$119,112
Construction/permanent	16,209	1,267	33,679	7,488
One-to-four family	31,706	66,519	191,157	271,030
Consumer	12,059	7,617	58,491	59,522

Total	$113,674	$94,778	$434,243	$457,152

Loans sold	$18,222	$39,138	$106,550	$166,821
Net charge-offs	157	881	2,380	5,620

DEPOSITS
	At December 31, 2013	At December 31, 2012
Type of Account
Non-interest-bearing	$207,608	$179,074
Interest-bearing checking	913,753	940,190
Money market deposit	116,947	118,154
Savings	290,512	256,035
Time deposits	217,943	226,218

	$1,746,763	$1,719,671

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2013			2012
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$34,566	$8	0.09%	$70,621	$31	0.18%
Securities (1)	581,209	2,407	1.66	561,266	2,432	1.73
FHLB stock	14,650	177	4.83	17,138	200	4.67
Loans receivable, net (2)	1,528,956	17,368	4.54	1,539,269	18,526	4.81

Total interest-earning assets	2,159,381	19,960	3.70	2,188,294	21,189	3.87

Non-interest-earning assets	127,852			116,112

Total assets	$2,287,233			$2,304,406

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,345,106	371	0.11	$1,334,492	713	0.21
Time deposits	213,337	731	1.37	232,079	875	1.51

Total	1,558,443	1,102	0.28	1,566,571	1,588	0.41
Borrowed funds	289,434	607	0.84	325,104	1,584	1.95

Total interest-bearing liabilities	1,847,877	1,709	0.37	1,891,675	3,172	0.67

Non-interest-bearing deposits	209,715			175,238
Non-interest-bearing liabilities	16,489			17,765

Total liabilities	2,074,081			2,084,678
Stockholders’ equity	213,152			219,728

Total liabilities and stockholders’ equity	$2,287,233			$2,304,406

Net interest income		$18,251			$18,017

Net interest rate spread (3)			3.33%			3.20%

Net interest margin (4)			3.38%			3.29%

	FOR THE YEARS ENDED DECEMBER 31,
	2013			2012
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$50,704	$77	0.15%	$58,277	$92	0.16%
Securities (1)	593,877	9,506	1.60	554,831	10,528	1.90
FHLB stock	16,492	711	4.31	17,596	827	4.70
Loans receivable, net (2)	1,518,288	69,863	4.60	1,551,462	76,168	4.91

Total interest-earning assets	2,179,361	80,157	3.68	2,182,166	87,615	4.02

Non-interest-earning assets	120,074			110,537

Total assets	$2,299,435			$2,292,703

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,327,905	1,760	0.13	$1,305,415	3,598	0.28
Time deposits	215,477	2,949	1.37	243,776	3,949	1.62

Total	1,543,382	4,709	0.31	1,549,191	7,547	0.49
Borrowed funds	316,223	4,919	1.56	336,676	6,556	1.95

Total interest-bearing liabilities	1,859,605	9,628	0.52	1,885,867	14,103	0.75

Non-interest-bearing deposits	205,855			170,859
Non-interest-bearing liabilities	16,470			17,152

Total liabilities	2,081,930			2,073,878
Stockholders’ equity	217,505			218,825

Total liabilities and stockholders’ equity	$2,299,435			$2,292,703

Net interest income		$70,529			$73,512

Net interest rate spread (3)			3.16%			3.27%

Net interest margin (4)			3.24%			3.37%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

16